Exhibit 5.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Calgary Ottawa New York

June 15, 2017

Bank of Montreal

1 First Canadian Place

18th Floor

Toronto, ON M5X 1A1

Dear Sirs/Mesdames:

Bank of Montreal – US$1,000,000,000 2.100% Senior Notes due 2020, and US$1,000,000,000 Floating Rate Notes due 2020

We have acted as Canadian counsel to Bank of Montreal (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of US$1,000,000,000 aggregate principal amount of the Bank’s 2.100% Senior Notes due 2020 (the “2020 Notes”) and US$1,000,000,000 aggregate principal amount of the Bank’s Floating Rate Notes due 2020 (the “Floating Rate Notes” and together with the 2020 Notes, the “Notes”), constituting part of the Senior Medium-Term Notes, Series D of the Bank, pursuant to the distribution agreement dated April 27, 2017 (the “Distribution Agreement”) between the Bank and BMO Capital Markets Corp., the terms agreement dated June 12, 2017 (the “Terms Agreement”) between the Bank and BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the agents named therein, and the senior indenture dated as of January 25, 2010, as it may be amended and supplemented from time to time (the “Indenture”), between the Bank and Wells Fargo Bank, National Association, as trustee. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Terms Agreement.

We have examined copies, certified or otherwise authenticated to our satisfaction, of the following:

(i)     the Distribution Agreement;

(ii)    the Terms Agreement;

(iii)  the Indenture;

(iv)   the registration statement of the Bank on Form F-3 dated April 4, 2017 and Amendment No. 1 thereto dated April 27, 2017 (collectively, the “Registration Statement”); and

(v)      the prospectus of the Bank dated April 27, 2017 included in the Registration Statement (the “Basic Prospectus”) as supplemented by the prospectus supplement dated April 27, 2017 specifically relating to the Senior Medium-Term Notes, Series D (the “Prospectus Supplement”) and the pricing supplement dated June 12, 2017 (the “Pricing Supplement”, and together with the Basic Prospectus and the Prospectus Supplement, the “Prospectus”).

We understand that the Registration Statement and the Prospectus were filed with the United States Securities and Exchange Commission in connection with the Notes.

For the purposes of our opinion below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that each of the Distribution Agreement, the Terms Agreement and the Indenture has been duly authorized, executed and delivered by, and constitutes or will constitute, as the case may be, a legal, valid and binding obligation of, each party thereto other than the Bank.

In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Province of Ontario and the federal laws of Canada applicable therein.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated June 14, 2017 issued by the Office of the Superintendent of Financial Institutions.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.        The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to own, lease and operate its properties, to conduct its business as described in the Prospectus, to create, issue and sell the Notes and to execute, deliver and perform its obligations under the Indenture.

2.        The creation, issuance, sale and delivery of the Notes have been duly authorized by the Bank and the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank.

3.        The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

4.        The execution and delivery by the Bank of, and the performance by the Bank of its obligations under, the Notes and the Indenture do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

The opinion set forth in paragraph 3 above as to the enforceability of the Indenture is subject to the qualifications that:

(i)     enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)    enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; and

(iii)  enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Osler, Hoskin, & Harcourt LLP